UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

_________________

Date of Report (Date of earliest event reported): October 25, 2013

USEC Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-14287	52-2107911
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Two Democracy Center
6903 Rockledge Drive
Bethesda, MD 20817
(301) 564-3200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On October 25, 2013, USEC Inc. (“USEC” or the “Company”) and its subsidiary American Centrifuge Demonstration, LLC (“ACD”) entered into Amendment No. 009 to the cooperative agreement dated June 12, 2012 between the U.S. Department of Energy (“DOE”) and USEC and ACD (the “Amendment”) for the research, development and demonstration (“RD&D”) program for the American Centrifuge project. The Amendment amends the cooperative agreement to provide for additional government obligated funds of $13.6 million, bringing total government obligated funding to $241.3 million. The cooperative agreement provides funding for a cost-share RD&D program to demonstrate the American Centrifuge technology through the construction and operation of a commercial demonstration cascade of 120 centrifuge machines and sustain the domestic U.S. centrifuge technical and industrial base for national security purposes and potential commercialization of the American Centrifuge technology. The cooperative agreement provides for 80% DOE and 20% USEC cost sharing for work performed during the period June 1, 2012 through December 31, 2013. DOE’s contribution is incrementally funded. The other terms and conditions, including the milestones and performance indicators under the RD&D program were not changed by the Amendment.

The $13.6 million of additional government funding provided by the Amendment is for the RD&D program funding period November 2, 2013 to December 31, 2013. Although the $13.6 million of funding ($17 million, including USEC’s $3.4 million cost share) is not sufficient to fund the RD&D program through December 31, 2013, the Amendment states that there is an expectation that DOE would provide additional funding for the RD&D program for the funding period ending December 31, 2013. The remaining funding would be made through a subsequent modification to the cooperative agreement, with the amount of such funding to be determined. USEC expects cumulative spending for the RD&D program for the period June 1, 2012 through December 31, 2013 to be approximately $320 million. This amount is less than the originally estimated cost of the program of up to $350 million as a result of cost savings achieved by the Company and spending reductions made by the Company to complete the program technical milestones within the reduced government funds anticipated to be available for the program.

The government fiscal year 2014 continuing appropriations resolution passed by Congress and signed by the President on October 16, 2013 provided for continued funding for the U.S. government from October 1, 2013 through January 15, 2014. This resolution continued funding for the RD&D program at the government fiscal year 2013 annual rate of $110 million, less any automatic spending cuts applied to U.S. government spending. USEC believes that this level of funding, if provided, will be sufficient to fund the RD&D program through December 31, 2013 and achieve the remaining technical milestones within the reduced spending plan described above.

There is no assurance that additional funding will be made available. DOE’s remaining cost share is conditioned upon USEC continuing to meet all milestones and deliverables on schedule, USEC continuing to demonstrate to DOE’s satisfaction its ability to meet future milestones, and the availability of such government funding.

The Company, or its subsidiaries, is also a party to a number of other agreements or arrangements with the U.S. government, as described in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q.

This current report on Form 8-K contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 - that is, statements related to future events. In this context, forward-looking statements may address our expected future business and financial performance, and often contain words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “will” and other words of similar meaning. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For USEC, particular risks and uncertainties that could cause our actual future results to differ materially from those expressed in our forward-looking statements include, but are not limited to: risks related to the ongoing transition of our business, including uncertainty regarding the transition of the Paducah gaseous diffusion plant and uncertainty regarding the economics of and continued funding for the American Centrifuge project and the potential for a demobilization or termination of the project; the impact of enrichment market conditions, increased project costs and other factors on the economics of the American Centrifuge project and our ability to finance the project and the potential for a demobilization or termination of the project; uncertainty regarding the timing, amount and availability of additional funding for the RD&D program and the dependency of government funding on Congressional appropriations; limitations on our ability to provide any required cost sharing under the RD&D program; uncertainty concerning our ability through the RD&D program to demonstrate the technical and financial readiness of the centrifuge technology for commercialization; uncertainty concerning the ultimate success of our efforts to obtain a loan guarantee from DOE and other financing for the American Centrifuge project or additional government support for the project and the timing and terms thereof and the potential for a demobilization or termination of the project if additional government support is not in place at the end of the RD&D program; potential changes in our anticipated ownership of or role in the American Centrifuge project, including as a result of the need to raise additional capital to finance the project; the impact of actions we have taken or may take to reduce spending on the American Centrifuge project, including the potential loss of key suppliers and employees, and impacts to cost and schedule; the potential for DOE to seek to terminate or exercise its remedies under the RD&D cooperative agreement or June 2002 DOE-USEC agreement; changes in U.S. government priorities and the availability of government funding, including loan guarantees; and other risks and uncertainties discussed in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K and quarterly reports on Form 10-Q, which are available on our website at www.usec.com. We do not undertake to update our forward-looking statements except as required by law.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

USEC Inc.

October 29, 2013	By:	/s/ John C. Barpoulis
John C. Barpoulis
Senior Vice President and Chief Financial Officer
(Principal Financial Officer)